NEOS ETF Trust 485BPOS

Exhibit 99(d)(19)

AMENDED AND RESTATED SCHEDULE A

to the

ADVISORY AGREEMENT

between

NEOS INVESTMENT MANAGEMENT LLC

and

NEOS ETF TRUST

Fund	Advisory Fee Rate	Effective Date
NEOS S&P 500® High Income ETF	0.68% of the Fund's average daily net assets	August 16, 2022
NEOS Enhanced Income Aggregate Bond ETF	0.58% of the Fund’s average daily net assets	August 16, 2022
NEOS Enhanced Income Cash Alternative ETF	0.38% of the Fund’s average daily net assets	August 16, 2022
NEOS Bitcoin High Income ETF	0.98% of the Fund’s average daily net assets	October 7, 2024
NEOS Gold High Income ETF	0.78% of the Fund’s average daily net assets	June 2, 2025
NEOS Nasdaq-100 Hedged Equity Income ETF	0.68% of the Fund’s average daily net assets	October 9, 2024
NEOS Enhanced Income Credit Select ETF	0.65% of the Fund’s average daily net assets	September 20, 2024
NEOS Nasdaq 100 High Income ETF	0.68% of the Fund’s average daily net assets	January 29, 2024
NEOS Russell 2000 High Income ETF	0.68% of the Fund’s average daily net assets	June 24, 2024
NEOS Enhanced Income 20+ Year Treasury Bond ETF	0.58% of the Fund’s average daily net assets	December 10, 2024
NEOS Real Estate High Income ETF	0.68% of the Fund’s average daily net assets	December 22, 2024
NEOS S&P 500® Hedged Equity Income ETF	0.68% of the Fund’s average daily net assets	March 30, 2025
NEOS MSCI EAFE High Income ETF	0.68% of the Fund’s average daily net assets	September 10, 2025

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement to be effective as of the dates indicated above and with effect upon commencement of investment operations for Funds with the notation above of “TBD.”

NEOS ETF TRUST		NEOS Investment Management, LLC

By:	/s/ Garrett Paolella	By:	/s/ Troy Cates
Name:	Garrett Paolella	Name:	Troy Cates
Title:	President and Principal Executive Officer	Title:	Managing Partner